SECURED PROMISSORY NOTE AND EXCLUSIVE OPTION AGREEMENT

US $80,000

Dallas, Texas

June 29, 2018

For good and valuable consideration, BFIT BRANDS, LLC, an Arizona limited liability company, (“Maker”), hereby makes and delivers this Secured Promissory Note and Exclusive Option Agreement (this “Note”) in favor of ROCKY MOUNTAIN HIGH BRANDS, INC., a Nevada corporation or its assigns (“Holder”), and hereby agree as follows:

1.                                      Principal Obligation and Interest. For value received, Maker promises to pay to Holder, at the address set forth in Section 16 hereof or at such other place as Holder may designate in writing, in currently available funds of the United States, the principal sum of Eighty Thousand Dollars ($80,000). Maker’s obligation under this Note shall accrue interest at the rate of eight percent (8.0%) per annum from the date hereof until paid in full. Interest shall be computed on the basis of a 365-day year or 366-day year, as applicable, and actual days lapsed.

2.                                      Payment Terms. Maker agrees to remit payment in full of all principal and interest due hereunder to Holder on or before March 29, 2019.

All payments shall be applied first to interest, then to principal, and shall be credited to the Maker's account on the date that such payment is physically received by the Holder.

Maker shall have the right to prepay all or any part of the principal under this Note without penalty.

3.	Grant of Security Interest. As collateral security for the prompt, complete, and timely satisfaction of all present and future indebtedness, liabilities, duties, and obligations of Maker to Holder evidenced by or arising under this Note, and including, without limitation, all principal and interest payable under this Note, any future advances added to the principal amount due hereunder, and all attorneys’ fees, costs and expenses incurred by Holder in the collection or enforcement of the same (collectively, the “Obligations”), Maker hereby pledges, assigns and grants to Holder a continuing security interest and lien in all of Maker’s right, title and interest in and to the property, whether now owned or hereafter acquired by Maker and whether now existing or hereafter coming into existence or acquired, including the proceeds of any disposition thereof, described on Exhibit “A” attached hereto and incorporated herein by this reference (collectively, the “Collateral”). As applicable, the terms of this Note with respect to Maker’s granting of a security interest in the Collateral to Holder shall be deemed to be a security agreement under applicable provisions of the Uniform Commercial Code (“UCC”), with Maker as the debtor and Holder as the secured party.

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4.	Perfection. Upon the execution and delivery of this Note, Maker authorizes Holder to file such financing statements and other documents in such offices as shall be necessary or as Holder may reasonably deem necessary to perfect and establish the priority of the liens granted by this Note, including any amendments, modifications, extensions or renewals thereof. Maker agrees, upon Holder’s request, to take all such actions as shall be necessary or as Holder may reasonably request to perfect and establish the priority of the liens granted by this Note, including any amendments, modifications, extensions or renewals thereof.

5.	Representations and Warranties of Maker. Maker hereby represents and warrants the following to Holder:

a.                                  The Maker is a limited liability company validly existing and in good standing under the laws of the State of Arizona and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

b.                                      Maker and those executing this Note on its behalf have the full right, power, and authority to execute, deliver and perform the Obligations under this Note, which are not prohibited or restricted under the articles of organization or operating agreement of Maker. This Note has been duly executed and delivered by an authorized officer of Maker and constitutes a valid and legally binding obligation of Maker enforceable in accordance with its terms. The execution, delivery and performance of this Note by the Maker, and the consummation by the Maker of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action.

c.                                       The execution of this Note and Maker’s compliance with the terms, conditions and provisions hereof does not conflict with or violate any provision of any agreement, contract, lease, deed of trust, indenture, or instrument to which Maker is a party or by which Maker is bound, or constitute a default thereunder or result in the imposition of any lien, charge, encumbrance, claim or security interest of any nature whatsoever upon any of the Collateral.

d.                                     The security interest granted hereby in and to the Collateral constitutes a present, valid, binding and enforceable security interest as collateral security for the Obligations, and, except as to leased equipment or purchase-money encumbrances existing as of the date of this Note as expressly disclosed to Holder in writing, such interests, upon perfection, will be senior and prior to any liens, encumbrances, charges, title defects, interests and rights of any others with respect to such Collateral.

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6.	Covenants of Maker. For so long as any Obligations remain outstanding:

a.                                       Maker shall not sell, assign or transfer any of the Collateral, or any part thereof or interest therein, except in the ordinary course of the business of Maker;

b.                                      Maker shall pay or cause to be paid promptly when due all taxes and assessments on the Collateral; and

c.                                       Maker shall keep Holder reasonably apprised, in writing, as to the current location of all of the Collateral, providing Holder with current information including any identifying serial numbers with respect to the Collateral so the Holder may perfect and maintain the priority of its security interest therein.

7.                                      Defaults. The following shall be events of default under this Note:

a.                                       Maker’s failure to remit any payment under this Note on before the date due, if such failure is not cured in full within five (5) days of written notice of default;

b.                                      Maker’s failure to perform or breach of any non-monetary obligation or covenant set forth in this Note or in any other written agreement between Maker and Holder if such failure is not cured in full within ten (10) days following delivery of written notice thereof from Holder to Maker;

c.                                       If Maker is dissolved, whether pursuant to any applicable articles of organization or operating agreement, and/or any applicable laws, or otherwise;

d.                                     Default in the Maker’s obligation for borrowed money, other than this Note, which shall continue for a period of twenty (20) days;

e.                                       The commencement of any action or proceeding which affects the Collateral or title thereto or the interest of Holder in the Collateral;

f.                                        The entry of a decree or order by a court having jurisdiction in the premises adjudging the Maker bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Maker under the federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee of the Maker, or any substantial part if its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of twenty (60) days;

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g.                                      Maker’s institution of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or its filing of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Code or any other applicable federal or state law, or its consent to the filing of any such petition or to the appointment of a receiver, liquidator, assignee or trustee of the company, or of any substantial part of its property, or its making of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Maker in furtherance of any such action; or

8.                                      Rights and Remedies of Holder. Upon the occurrence of an event of default by Maker under this Note, then, in addition to all other rights and remedies at law or in equity, Holder may exercise any one or more of the following rights and remedies:

a.                                       Accelerate the time for payment of all amounts payable under this Note by written notice thereof to Maker, whereupon all such amounts shall be immediately due and payable.

b.                                      Pursue and enforce all of the rights and remedies provided to a secured party with respect to the Collateral under the Uniform Commercial Code.

c.                                       Make such appearance, disburse such sums, and take such action as Holder deems reasonably necessary, in its discretion, to protect Holder’s interest, including but not limited to (i) disbursement of attorneys’ fees, (ii) entry upon the Maker’s property to make repairs to the Collateral, and (iii) procurement of satisfactory insurance. Any amounts disbursed by Holder pursuant to this Section, with interest thereon, shall become additional indebtedness of the Maker secured by the Collateral and shall be immediately due and payable and shall bear interest from the date of disbursement at the default rate stated in this Note. Nothing contained in this Section shall require Holder to incur any expense or take any action.

d.                                     Require Maker to assemble the Collateral and make it available to the Maker at the place to be designated by the Holder which is reasonably convenient to both parties. The Holder may sell all or any part of the Collateral as a whole or in part either by public auction, private sale, or other method of disposition. The Holder may bid at any public sale on all or any portion of the Collateral. Unless the Collateral threatens to decline speedily in value, Holder shall give Maker reasonable notice of the time and place of any public sale or of the time after which any private sale or other disposition of the Collateral is to be made, and notice given at least 10 days before the time of the sale or other disposition shall be conclusively presumed to be reasonable.

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e.                                       Pursue any other rights or remedies available to Holder at law or in equity.

9.                                      Interest To Accrue Upon Default. Upon the occurrence of an event of default by Maker under this Note, the balance then owing under the terms of this Note shall accrue interest at the rate of eighteen percent (18.0%) per annum from the date of default until Holder is satisfied in full.

10.                               Full Recourse. The liability of Maker for the Obligations shall not be limited to the Collateral, and Maker shall have full liability therefor beyond the Collateral. In the event of a default under this Note, Holder shall dispose of the Collateral prior to any disposition, by judicial process or otherwise, of any other assets of the Maker. If, after disposition of the Collateral, a deficiency balance remains under this Note, Maker may dispose of any and all other assets of the Maker by judicial levy or execution in the manner provided by applicable law. The officers, managers, members, employees and agents of the company shall have no personal liability associated with this Note.

11.                               Representation of Counsel. Maker acknowledges that they have consulted with or have had the opportunity to consult with Maker’s legal counsel prior to executing this Note. This Note has been freely negotiated by Maker and Holder and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Note.

12.                               Choice of Laws; Actions. This Note shall be constructed and construed in accordance with the internal substantive laws of the State of Texas, without regard to the choice of law principles of said State. Maker acknowledges that this Note has been negotiated in Dallas, Texas. Accordingly, the exclusive venue of any action, suit, counterclaim or cross claim arising under, out of, or in connection with this Note shall be the state or federal courts in Dallas County, Texas. Maker hereby consents to the personal jurisdiction of any court of competent subject matter jurisdiction sitting in Dallas County, Texas.

13.                               Usury Savings Clause. Maker expressly agrees and acknowledges that Maker and Holder intend and agree that this Note shall not be subject to the usury laws of any state other than the State of Texas. Notwithstanding anything contained in this Note to the contrary, if collection from Maker of interest at the rate set forth herein would be contrary to applicable laws of such State, then the applicable interest rate upon default shall be the highest interest rate that may be collected from Maker under applicable laws at such time.

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14.                               Costs of Collection. Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or this Note be placed in the hands of any attorney for collection after default, Maker agrees to pay, in addition to the principal and interest due hereon, all reasonable attorneys’ fees, plus all other reasonable costs and expenses of collection and enforcement, including any reasonable fees incurred in connection with such proceedings or collection of the Note and/or enforcement of Holder’s rights with respect to the administration, supervision, preservation or protection of, or realization upon, any Collateral securing payment hereof.

15.                               Miscellaneous.

a.                                       This Note shall be binding upon Maker and shall inure to the benefit of Holder and its successors, assigns, heirs, and legal representatives.

b.                                      Any failure or delay by Holder to insist upon the strict performance of any term, condition, covenant or agreement of this Note, or to exercise any right, power or remedy hereunder shall not constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy.

c.                                       Any provision of this Note that is unenforceable shall be severed from this Note to the extent reasonably possible without invalidating or affecting the intent, validity or enforceability of any other provision of this Note.

d.                                     This Note may not be modified or amended in any respect except in a writing executed by the party to be charged.

e.                                       Time is of the essence.

16.                               Notices. All notices required to be given under this Note shall be given as follows or at such other address as a party may designate by written notice to the other parties:

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To the Maker:

BFIT Brands, LLC

Attn: Erik Rothchild

6645 E. Gelding Dr. Scottsdale, AZ 85254

To the Holder:

Rocky Mountain High Brands, Inc.

Attn: David M. Seeberger

9101 LBJ Freeway, Suite 200

Dallas, TX 75243

Notices may be transmitted by facsimile, certified mail, private delivery, or any other commercially reasonable means, and shall be deemed given upon receipt by the Party to whom they are addressed.

17.                               Waiver of Certain Formalities. All parties to this Note hereby waive presentment, dishonor, notice of dishonor and protest. All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note. Any such action taken by Holder shall not discharge the liability of any party to this Note.

18.                               Grant of Exclusive Option To Purchase All Assets. As additional consideration to Holder, Maker hereby grants to the Holder the irrevocable option to purchase all of the assets of the Maker for a period of three (3) months from the date of this Note (the “Option Period”), including, but not limited to, the following:

a.	All Inventory (including all finished goods, packaging, work in process, and all raw materials)
b.	All Accounts Receivable
c.	All rights to the “FitWhey” Trademark; and
d.	All Recipes and Formulas related to the “FitWhey” branded products
e.	Customer Lists
f.	All Goodwill and all other Intangible Assets of Maker

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Additional terms of the asset purchase will include:

a.	A suitable non-compete agreement to be executed by Maker and its members and executives;
b.	Holder will not assume any liabilities of Maker; and
c.	Holder shall, at the time of the asset purchase, enter into a mutually acceptable employment agreement, consulting, or similar service agreement with Erik Rothchild.

If Holder choses to exercise this option during the Option Period, it shall do so by giving written notice thereof to the Maker in writing. The asset purchase may be documented by a comprehensive Asset Purchase Agreement to be prepared and executed by the Holder and the Maker. Upon notice of exercise of this option by the Holder, Holder and Maker shall execute such documents or other papers and take such further actions as may be reasonably required or desirable to carry out the asset purchase contemplated by this option. The total purchase price for the assets to be acquired shall be $230,000 (the “Purchase Price”), to be paid as follows:

a.	$75,000 in cash, to be paid to Maker in installments following the effective date of the asset purchase, payable on the 15th day the month following the end of each of the Holder’s fiscal quarters. Each installment payment shall be equal to five percent (5%) of the net sales revenue generated by Maker’s business during the applicable fiscal quarter. Net sales are defined as total sales less allowances, returns, discounts, and slotting fees; and

b.	$75,000 worth of validly issued, fully paid, non-assessable shares of the Holder’s common stock to be issued on the effective date of the asset purchase. The shares shall be valued using the closing share price for the Holder’s common stock on the effective date of the asset sale.

c.	Forgiveness of the $80,000 Secured Promissory Note dated June 29, 2018 between RMHB and BFIT.

19.                               No Shop. Through the expiration of the Option Period, Maker shall not, directly or indirectly, through any director, officer, employee, agent, representative or otherwise (and each of said parties shall use reasonable efforts to insure such persons shall not directly or indirectly) (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person relating to (a) any business combination with respect to the Maker, including without limitation the issuance of any securities of the Maker; or (b) the sale of any of the assets and/or capital stock of the Maker (in either case, an "Alternative Transaction"), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other person any information with respect to the assets or business of the Maker or its business for the purposes of pursuing a possible Alternative Transaction with any other party, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other person to do any of the foregoing, except as required by law as fiduciaries. The Maker shall promptly notify the Holder of any proposal or inquiry made to it or any of its agents, representatives, or otherwise with respect to any of the foregoing.

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20.                               Due Diligence. The Maker (and its subsidiaries) shall afford to the officers, attorneys, accountants and other authorized representatives of the Holder reasonable access, during regular business hours and upon reasonable notice, to the Maker's books, records, personnel and properties (including, without limitation, the work papers prepared by its auditors) so that the Holder may have full opportunity to make such review, examination and investigation as it may desire of the Maker's business and affairs. The Maker will cause its employees, accountants and attorneys to cooperate fully with said review, examination and investigation and to make full disclosure to the Holder of all material facts affecting the Maker's financial conditions and business operations.

21.                               Conduct of Business of the Maker and Maintenance of its Equity Structure. During the Option Period, the Maker shall conduct its business only in the ordinary and usual course and make no material change thereto. The Maker shall not issue any more membership interests or other ownership interests, nor will it grant any options or warrants for membership interests in the Maker without the prior written consent of the Holder.

22.                               Specific Performance. The parties hereto agree that, if: (i) Maker has failed or refused to abide by the covenants set forth in Sections 19, 20, or 21, above, or (ii) upon Holder’s exercise of the option granted in Section 18, the Maker has failed or refuse to consummate the asset purchase described above, then monetary damages would not be an adequate remedy. It is expressly agreed that the Holder shall be entitled to equitable relief, including injunctive relief and specific performance of the terms of Sections 18, 19, 20, and 21, above, this being in addition to any other remedies to which it may be entitled at law or in equity.

Remainder of Page Intentionally Omitted; Signature Page to Follow

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IN WITNESS WHEREOF, this Note has been executed effective the date and place first written above.

“Maker”: BFIT BRANDS, LLC

 By: /s/ Tim McGeehan

Tim McGeehan, Majority Shareholder

 By: /s/ Erik Rothchild

Erik Rothchild, Co-Founder

“Holder”: ROCKY MOUNTAIN HIGH BRANDS, INC.

 By: /s/Michael Welch

Michael Welch, CEO

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Exhibit “A” Collateral

Each and all of the following in which BFIT Brands, LLC, an Arizona limited liability company, has any right, title, or interest, regardless of the manner in which such items are formally held or titled; all as defined in the Texas Uniform Commercial Code - Secured Transactions (§§ 9.101, et. seq.) as of the date of this Note, and as the same may be amended hereafter:

All inventory, as defined in §9.102(48), including all finished goods held for sale, and all raw materials, packaging, and work in process, whether now existing or hereafter coming into existence or acquired, together with any and all proceeds of such inventory within the meaning of §9.102(65), including, but not limited to all:

a.	Accounts, as defined in §9.102(2)
b.	Cash proceeds, as defined in §9.102(9)
c.	Chattel paper, as defined in §9.102(11)
d.	Commercial tort claims, as defined in §9.102(13)
e.	Deposit accounts, as defined in §9.102(29)
f.	Documents, as defined in §9.102(30)
g.	Electronic chattel paper, as defined in §9.102(31)
h.	General intangibles, as defined in §9.102(42)
i.	Instruments, as defined in §9.102(47)
j.	Investment property, as defined in §9.102(49)
k.	Noncash proceeds, as defined in §9.102(58)
l.	Payment intangibles, as defined in §9.102(62)
m.	Promissory notes, as defined in §9.102(66)
n.	Supporting obligations, as defined in §9.102(78); and
o.	Tangible chattel paper, as defined in §9.102(79).

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